UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 31, 2008
Gold Run Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-139412	20-4919927

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
330 Bay Street, Suite 820, Toronto, Ontario  M5H 2S8

(Address of principal executive offices)
Registrant’s telephone number, including area code (416) 363-0151

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.
     Due to (a) Registrant’s inability to raise the minimum of $4,000,000 in its initial public offering pursuant to its registration statement declared effective by the Securities Exchange Commission on May 28, 2008, (b) its inability to obtain alternative financing, (c) the generally poor conditions of the financial markets, (d) the receipt of termination notices from KM Exploration Ltd. (“KM Exploration”) respecting Registrant’s leases to the CVN, HC, and RC mineral prospects in Nevada, (e) the receipt from David Mathewson (“Mathewson”) of a default notice respecting Registrant’s Funding Obligation Agreement, and (e) there being no realistic prospect for Registrant to be able to cure the defaults, in accordance with its contractual obligations, Registrant is assigning its interests in the CVN, HC and RC claims to KM Exploration, and is assigning to Mathewson its interest in the IC claims in Nevada and that certain lease dated May 18, 2007 to Registrant from the Lyle F. Campbell Trust, respecting the Tempo Claims in Nevada. With these assignments, Registrant is disposing of all of its interests in its mineral prospects.

Item 5.02	Departure of Directors or Certain Officers.
     John Pritchard (“Pritchard”) resigned as Registrant’s Chief Executive Officer and as a director on July 31, 2008. Mr. Ernest Cleave resigned as Registrant’s Chief Financial Officer on July 31, 2008. There were no reported disagreements between Registrant and Messrs. Pritchard and Cleave. In his resignation letter to Registrant dated July 31, 2008 Pritchard stated that Registrant was in default of its payment obligations to him of $75,000.
     Mr. David Mathewson, President and a director of Registrant, and Michael Berns and James Berns, directors of Registrant, intend to resign all positions with Registrant after the filing of this report. There were no reported disagreements between Registrant and David Mathewson, Michael Berns and James Berns.

Item 8.01	Other Events
Withdrawal of Registration Statement
     On August 7, 2008 Registrant notified the Securities and Commission that it was withdrawing its Registration Statement declared effective May 28, 2008 to sell a minimum of $4,000,000 of units, consisting of shares of common stock and warrants, and a maximum of $11,500,000 of units. Registrant did not sell the minimum amount of units required in the offering, and all subscription funds are being returned to subscribers from escrow.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Gold Run Inc.
By:	/s/ James Berns
James Berns
Director

Date: August 7, 2008